Worthington Industries, Inc. (Q3 2023 Earnings) March 23, 2023

Corporate Speakers:

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Marcus Rogier; Worthington Industries, Inc.; Investor Relations Officer & Treasurer
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Joseph Hayek; Worthington Industries, Inc.; VP & CFO
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Tim Adams; Worthington Industries, Inc.; VP, Strategy and Corporate Development for Steel Processing business (CFO of Worthington Steel post-separation)
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Andrew Rose; Worthington Industries, Inc.; President & CEO

Participants:

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Martin Englert; Seaport Research Partners; Senior Analyst
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Katja Jancic; BMO Capital Markets Equity Research; Senior Associate
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John Tumazos; John Tumazos Very Independent Research, LLC; President and CEO
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Philip Gibbs; KeyBanc Capital Markets Inc.; Research Division, Director & Equity Research Analyst

PRESENTATION

Operator^ Good afternoon and welcome to the Worthington Industries Third Quarter Fiscal 2023 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time. I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Please go ahead.

Marcus Rogier^ Thank you, Audra. Good morning. Welcome to Worthington Industries’ third quarter fiscal 2023 earnings call. On our call today we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial Officer. In addition, we also have Tim Adams, who will become the CFO of the Steel Processing business after we complete the planned business separation.

Before we get started I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market close. Please refer to it for more details on those factors that could cause actual results to differ materially.

Today's call is being recorded. A replay will made available later on our worthingtonindustries.com website. At this point I will turn the call over to Joe for a discussion of the financial results.

Joseph Hayek^ Thank you, Marcus. Good morning, everyone. I'll go over the consolidated results and provide some additional color on the Building Products, Consumer Products and Sustainable Energy Solutions businesses. Then Tim Adams will go through Steel's results.

Tim, as many of you know, is currently the Vice President of Strategy and Corporate Development for our Steel Processing business -- and will be the Chief Financial Officer for the steel company when we complete the planned separation of our businesses.

In Q3, we reported earnings of $0.94 a share versus $1.11 in the prior year quarter. There were a few unique items impacting the quarterly results, including the following: we incurred pretax expense of $6 million or $0.10 per share related to the planned separation of our Steel Processing business into a new public company, which we expect to complete by early calendar 2024.

We also incurred modest restructuring and other nonrecurring gains and losses, which offset during the quarter. This compares to restructuring and impairment charges of $0.02 per share in the prior year.

Excluding these items, we generated earnings of $1.04 per share in the current quarter compared to $1.13 per share in the prior year. In addition, in Q3, we had inventory holding losses estimated to be $27 million or $0.41 per share compared to inventory holding losses of $25 million or $0.37 per share in Q3 2022.

Consolidated net sales in the quarter of $1.1 billion decreased 20% from the prior year due to lower average selling prices in Steel Processing as steel prices fell significantly compared to the prior year. Gross profit for the quarter increased slightly to $144 million, and our gross margin increased to 13% from 10% in Q3 of last year, primarily due to improved spreads in Steel Processing, combined with a favorable mix in Building Products.

Our adjusted EBITDA in Q3 was $99 million, down from $112 million in Q3 of last year, our trailing 12-month adjusted EBITDA is now $443 million. With respect to cash flows on our balance sheet, Cash flow from operations was $182 million in the quarter, and free cash flow was $159 million. In the first 3 quarters of fiscal 2023, they have generated $327 million in free cash flows.

During the quarter, we invested $23 million on capital projects, paid $15 million in dividends and received $60 million in dividends from our unconsolidated JVs. As in the prior 2 quarters, the dividends we received from unconsolidated JVs exceeded their equity earnings as their working capital levels have normalized, allowing them to pay out earnings that were not distributed in the prior fiscal year.

Fiscal year-to-date, we have received dividends from unconsolidated JVs totaling $190 million. Looking at our balance sheet and liquidity position, funded debt at quarter end of $693 million decreased by $5 million sequentially.

Net interest expense of $6 million was down $2 million year-over-year, primarily due to higher interest income earned on our cash balances and to a lesser extent, lower average debt levels. We continue to operate with low leverage levels, and our net debt to trailing EBITDA leverage ratio is under 1x.

We believe we are very well positioned for the future with ample liquidity, ending Q3 with $267 million in cash and $675 million in availability under our revolving credit facilities. Nearly all of that cash is currently held in overnight AAA-rated government money market funds. Yesterday, the Board declared a dividend of $0.31 per share for the quarter, which is payable in June of 2023.

Now I'll now spend a few minutes on each of the businesses. In Consumer Products, net sales in Q3 were $163 million, up slightly from $162 million a year ago. Increase was driven by higher average selling prices, which were partially offset by lower volumes.

Adjusted EBIT for the Consumer Products business was $18 million and EBIT margin was 11% compared to $27 million and 16.5% last year. The prior year quarter created a very tough comp as price increases were implemented at the beginning of the quarter last year and resulted in record EBIT whereas the current quarter was negatively impacted by higher input costs and other inflationary cost pressures.

As we mentioned on our Q2 earnings call, the destocking of our customers has largely been completed and we saw a strong sequential volume growth of 16% and EBIT growth of $4 million sequentially in Consumer Products. The team continues to do an excellent job serving our customers and delivering value-added products while investing in innovation and new product development. We are optimistic heading into Q4, which is usually a seasonally strong period for the Consumer Products business.

Building Products generated net sales of $152 million in Q3, up 14% from $133 million in the prior year quarter. The increase was driven by a favorable product mix and higher average selling prices which were partially offset by lower volumes. Building Products generated adjusted EBIT of $51 million in the quarter and EBIT margin was 33.9% compared to $50 million and 37.3% in Q3 of last year.

Increase in EBIT was primarily driven by improvements in our wholly owned businesses, which saw operating income increase by $3 million or 29% year-over-year due to favorable product mix and higher average selling prices. This increase was partially offset by slightly lower equity earnings contributions from our Building Products JVs, which combined contributed $38 million in Q3 or $2 million less than the prior year.

Both ClarkDietrich and WAVE have continued to perform very well, delivering solid results in end markets that have been impacted by interest rates and economic uncertainty. As with the Consumer Products business, in Q2, we mentioned that many of our customers in Building Products were destocking and that we expected this trend to gradually improve. We have started to see this improvement in many of our product lines and volumes increased 5% sequentially from Q2.

Our teams in Building Products continue to do a good job executing and focusing on sustainable long-term growth. We believe that we will see a return to more seasonally normal volume levels in the coming quarters.

Sustainable Energy Solutions net sales in Q3 of $32 million were up slightly compared to $31 million in the prior year, driven by higher average selling prices. The business reported an adjusted EBIT loss of $1 million in the current quarter compared to a loss of $3 million in the prior year quarter.

The operating environment in Europe continues to be challenging, but our team is doing an excellent job of leveraging the investments that we have made in capabilities and in facilities, positioning that business very well as hydrogen and alternative fuel solutions are increasingly adopted. At this point, I will turn it over to Tim.

Tim Adams^ Thanks, Joe. In Steel Processing, net sales of $757 million were down 28% from $1.1 billion in Q3 of last year, primarily due to lower average selling prices. In Q3 of last year, the market price for hot-rolled steel averaged $1,400 per ton, while in Q3 of this year, the market price was just over $700 per ton, resulting in a 30% decrease in our average selling prices.

Total tons shipped were down 8%, driven by a 17% decrease in toll volume due in part to the divestiture of our WSP joint venture facility in Jackson, Michigan. Excluding the impact of divestitures, direct sale tons were up 2%, while total tons shipped were down 9%.

Direct sale tons made up 56% of the mix in the current quarter compared to 51% in Q3 of 2022. From a demand perspective, we're seeing modest increases in automotive production but we experienced some softness in construction, which has been impacted by rising interest rates and the related slowdown in both residential and nonresidential construction.

In Q3, Steel Processing reported adjusted EBIT of $8 million which was up slightly from $7 million in the prior year quarter. Also in Q3, we had estimated inventory holding losses of $27 million or $0.41 per share compared to losses of $25 million or $0.37 per share last year. Since steel prices bottomed in late calendar 2022, they've increased by over $550 per ton. And as a result, we anticipate we will swing to inventory holding gains in Q4, that could more than offset losses of $27 million that we estimated for the current quarter.

Our Steel Processing team continues to do an excellent job in a fluid pricing and demand environment. And as the world increasingly embraces EVs and electrification, our recent acquisitions position us well to gain share in the rapidly growing market for lightweighting and electrical steel laminations. At this point, I will turn it over to Andy.

Andrew Rose^ Thank you, Tim. Good morning, everyone. Our fiscal third quarter results were solid despite significant inventory holding losses from falling steel prices in late 2022. This trend has since reversed itself with steel prices rising swiftly by $550 per ton during the current quarter.

As expected, the bottoming of steel prices, along with depleted inventories at many of our customers, led to steady demand across our end markets. While we cannot control the volatility of steel prices, our purchasing and price risk management teams do a great job minimizing exposure to these fluctuations for both Worthington and our customers.

We run a balanced book of business and hedge our purchases and our customers' purchases where prudent. We see this as a key competitive advantage of our business that helps minimize risk and benefits both our customers and our shareholders. Although many of our end markets have yet to experience material changes as a result of the Federal Reserve's continued rate hikes, the impact on banks and finance companies is beginning to rear its ugly head.

Hopefully, the impact on the overall economy will be muted. Higher rates are a potential headwind for commercial construction projects and auto financing. But the $1.3 trillion of approved government investment spending from the Inflation Reduction Act, the Chips and Science Act and the Infrastructure Investment and Jobs Act will certainly stimulate demand and likely benefit many of our businesses down the road.

A big thank you to our employees who continue to make it happen for our customers despite the continued volatility in supply chains, commodity prices and, more recently, financial markets. After 2 ESG awards and a Best Places to Work in IT award last quarter, Worthington received 2 more outstanding awards during this quarter.

We were named a John Deere partner-level supplier for the 11th year in a row, and Tempel Steel was named Best Supplier Award 2022 by Molly, a leading manufacturer of electric motors for EVs. Our employees earn this recognition with their commitment and dedication to our customers, suppliers and other stakeholders every day.

Thank you, and congratulations. Our Worthington 2024 planned separation into two distinct financially strong growth companies is progressing well. Once complete, we will have a market-leading company with premier brands in fast-growing, attractive end markets and consumer products, building products and sustainable energy poised to capitalize on key trends in sustainability, technology, construction and outdoor living. With higher margins and lower asset intensity, this business should benefit from premium sector multiples.

Worthington Steel is and will continue to be a best-in-class value-added steel processor with a unique capability set and excellent growth opportunities in automotive lightweighting and electrical steel laminations, positioned to take advantage of expanding opportunities in electrification, sustainability and infrastructure spending.

In anticipation of the planned separation, we have been strengthening our balance sheet by building cash so that both companies are positioned to have modest leverage and ample liquidity to drive their strategies.

Once the separation is complete, we are likely to continue with our historical balanced capital allocation strategy. Both businesses will be run with our Philosophy and Golden Rule principles and utilize the Worthington business system of transformation, innovation and acquisitions to drive growth and shareholder value.

We just finished our annual strategic presentations to the Board of Directors, and I can say with confidence that the businesses are performing well and are very well positioned to deliver on our goal of making money for shareholders and increasing the value of their investment. While we cannot control the economy, the Fed or the status of financial institutions, we are financially strong and well equipped for whatever comes next.

To all of our customers, suppliers, employees, shareholders and other stakeholders, thank you for your continued partnership and we look forward to shared success in the coming months and years. We'll now take questions.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) We'll take our first question from Martin Englert at Seaport Research Partners.

Martin Englert^ I know many of the end markets have seen some seasonal gains and demand activities in volumes, and you clearly illustrated that when you were running through some of the segments here. But can you discuss some of the positive and negative trends year-on-year across some of the key end markets here where you have a meaningful exposure?

Joseph Hayek^ Sure. In the Steel Processing business, we have seen some modest year-over-year growth in automotive. A little bit of a headwind in the construction end markets that transcends Steel and also Building Products. Building Products saw some areas where there was some year-over-year growth, but the product lines that we have that are really geared towards residential construction saw a bit of headwind and I think that same thing is true in the consumer business.

Martin Englert^ Okay. Anything more specific when we think about like a broader industrial agriculture?

Joseph Hayek^ Yes. There's -- I mean everything to an extent, will be impacted by interest rates. Ag, generally, I think, is fine and showing a little bit of year-over-year growth, on a macro basis, the industrial complex, certainly in North America has here, to date, hasn't been as impacted by tech or as finance, but not immune to it.

Martin Englert^ Okay. That's helpful. What would be your -- I mean, you noted that you're going to likely pivot from inventory holding losses. I believe you said it's likely a gain in the current quarter. Any goalposts or framework regarding what that gain might be?

Tim Adams^ Yes, Martin, this is Tim. As we're looking at it now, we have visibility out about 3 months. We can look about a quarter out. We think that the gains could more than offset the losses that we estimated for this quarter. So we estimated $27 million, and we think it could flip the other way and wipe that entire amount out.

Martin Englert^ Okay. That's helpful. If I could, one other one here on the business separation. I mean, thus far, and even the prior quarter, the commentary seems to be that everything is going according to plan, meaning reasonably well. Any other details you can share as far as maybe what's gone better than expected or perhaps been more challenging as you kind of continue to make progress here?

Andrew Rose^ Yes, Martin, this is Andy. I would agree with your sentiment. I think we believe this has gone as well as could be expected up to this point. The next probably major milestone for us is we're getting ready to file a Form 10 with the SEC. It will be confidential. People won't be able to see that, but that's kind of the next major milestone. One of the comments that I would make is we hired some outside expertise to kind of help us with the process here and while we are in control of making the decisions, the process has been followed very well, and I think it's been very effective.

We've announced the first level of leadership, we are closing in on being able to announce sort of, I would say, the balance of leadership and other positions in most of our major functions. And so we're excited about that. We're not quite there yet, but we're getting close.

And I know our employees are excited about us getting to that milestone. But we haven't -- one of the things that I think you fear in these situations is that when you dig into the process that you're going to have the potential for a showstopper to arise, and we have not had any of that. It's been pretty methodical and where we've run into road blocks, we've been able to solve those pretty quickly. So as of now, we feel good about the process. We're on time and on schedule for early 2024, and we'll continue to push forward.

Martin Englert^ What's -- you mentioned the employees kind of very excited to see the next steps with leadership and as you go through this, what's the overall sentiment of the folks working the day-to-day here as you announced that I imagine there's continued messaging around it. I guess what is their thoughts on it?

Andrew Rose^ Yes. We've actually spent a fair amount of time communicating and soliciting feedback from employees, whether that's through our quarterly employee meetings, our employee councils. We've also been doing a number of lunches with small group, lunches with employees to solicit feedback.

And I would say, for the most part, I think folks understand why we're doing what we're doing. They think it makes sense. There's nobody that really likes uncertainty. And so I think if there is anxiety around the process, it's more about what does it mean for me? Which company am I going to be in? But I will tell you that one of the things that I've learned in my 14 years at Worthington is we have an outstanding employee base. And when people understand and believe in the direction they will engage and drive the company forward. And I think that's absolutely what's happened.

We have a lot of people that are doing their day job and also working very hard on the Worthington 2024 project, and they've embraced it. And one of the rewarding things about this is seeing people excel and step up into new roles and really help us accomplish this together. So it's been -- I think it's been a pretty good process. It hasn't been without a few speed bumps along the way, but nothing major.

Martin Englert^ Interesting. And any issues with trying to fill some of these seats here or -- it doesn't sound like you're losing people as -- solely as a result of this or anything abnormal outside of just the kind of typical churn, but I know it's been challenging in recent years just to fill seats in general.

Andrew Rose^ Yes. There hasn't been any, what I would call, outside of normal course, turnover within the company that we've observed. One of the things that does happen here when you stand up a new separate public company is you need to populate that company with a number of positions that just don't exist in the business today.

So examples would be sort of the finance function, public reporting function, the legal function, tax. And so it creates opportunities for upward mobility for people, which is nice to see. You get people that have earned the right to step into those roles and see what they can do there. So that's one of the rewarding things that does come from this process.

Martin Englert^ Excellent. I appreciate all the color, and it seems like you're dealing well with -- considering all the work -- extra work on your debt with the separation, yes.

Operator^ We'll move next to Katja Jancic at BMO Capital Markets.

Katja Jancic^ Can you talk a bit more about the Building and Consumer Products, specifically what your near-term expectations are when it comes to volumes and margins?

Joseph Hayek^ So we don't really comment on margins, but I will say, and it's a fair question. We saw sequential growth in Q3 coming off of the destocking and Q2 and Q3 tend to be a little slower there and Q4 tends to be seasonally a bit stronger for both the

Consumer and the Building Products business. So we would -- we expect to have kind of sequential growth in both of those businesses this quarter.

Katja Jancic^ Okay. And just one more on the dividends from the equity investments. How should we think about them going forward? Should they come more to the normalized historical levels?

Joseph Hayek^ Yes, you're exactly right. Over time, that should approximately be pretty close to 100% of what their equity earnings are. And we talked about this a year ago, those businesses were making a lot of money but had money tied up in working capital. Those working capital levels have normalized.

And so we're seeing outsized dividends from our unconsolidated JVs. Over time, we always anticipate that they will pretty much approximate what the earnings are. That's the way those businesses are run.

Operator^ We'll move next to John Tumazos at John Tumazos Very Independent Research.

John Tumazos^ I'm so happy that you weathered almost $1,300 [a ton] fall in hot-rolled sheet with maintaining profitability. That things weren't worse because that's on the order of $1 billion notional holding loss. Could you just walk us through the secret sauce of how the damage wasn't worse, how much of the volume was tolling?

Whether you used futures contracts, you probably didn't have excess inventory at the peak of prices or it would have been worse. Your inventory turnovers probably were very good. And I want you to please take a victory lap and explain how you controlled things so well in the worst steel price downturn, I hope we ever see.

Joseph Hayek^ Well, thank you, John. I don't think we're the kind of folks who would like to take victory laps. But you heard pieces of the answers, I think, in Andy's remarks and in Tim's. We have historically taken advantage of what we feel is one of our best assets, which is our team that manages price risk and we have a balanced book.

We can do things in the markets that can offer customers fixed prices or different things. And we just -- we manage our inventories as best we can. Our inventories obviously are down this quarter from where they were a year ago when steel prices were really just past their peak.

Our days numbers are in line and feel pretty good. But ultimately, as Andy said, we can't control various markets, but we do understand markets and we do everything we possibly can to take care of our customers, but also to protect our own balance sheet and P&L in volatile markets.

Honestly, it's sometimes difficult to navigate those things, but it also creates opportunities for us because we are as sophisticated and as good at what we do as we are, it allows us to potentially take share to offer customers things that others can't offer and ultimately kind of consolidate our leadership position in a lot of those markets.

John Tumazos^ If I could ask another. The November 28 business segment asset allocation was $1.8 billion for steel processing, $1.4 billion for the other 3 segments and $0.2 billion for other, which I assume was corporate cash balances. Is it reasonable to expect the apportionment of debt and cash at the split up to be proportional to the assets?

Joseph Hayek^ Not exactly. The way that we're thinking about it is that the cash that we build -- the debt that we have today is not portable per se, at least most of it. But our plan is to set up both companies to be successful, John, and that will mean as Andy indicated, low leverage and ample liquidity. The details of that will be flushed out much closer to the actual spin, but rest assured, we're going to feel pretty good, not only with -- on both balance sheets, but on the debt relative to that business' profitability.

John Tumazos^ If you'll be patient with another question or two. Maybe the conventional wisdom in the demerger is that steel prices are volatile and steel processing might have a discounted valuation, but the other business is a premium separated from steel processing. As I look back at the history of the company, there were many acquisitions into new areas. And one of the strengths of Worthington is when the acquisitions didn't work you made them shrink or go away really fast.

The Consumer Building Products company probably has a bigger universe for potential acquisitions. Maybe that's a source of risk thinking back to custom cabs and energy storage tanks or 30, 40 years ago, injection molding plastic and dashboards for cars and all these ideas that fell by the wayside. Could you tell us a little bit about the acquisition policies for the two companies and how you’ll control that risk?

Andrew Rose^ Yes. And I think, John, you've heard us talk about M&A is 1 of the 3 value drivers of how we want to grow the business as it exists today and will be for both companies going forward. I will tell you and Tim can comment on this if you'd like when I'm done. For the steel company, we've always believed that they are a natural consolidator of the Steel Processing space, and they will continue to look opportunistically to do that.

But the great thing about where they are positioned today is with our laser welding business and with our electrical steel laminations business, Tempel that we acquired a year or so ago, there are significant organic growth opportunities in that business that will require capital.

And so while they will continue to look to do M&A transactions, I think there will be equally as many or more organic growth opportunities to expand and grow that business. That's one of the things I'm very excited about with the steel company is it actually is very well positioned to be a growth business in an industry that really historically has not been. So that's exciting.

With respect to new Worthington, the three business segments that we operate in, Consumer Products, Building Products and Sustainable Energy, there are going to be acquisition opportunities. I would suggest that we won't be doing what I would call major transformative M&A in any of those segments.

What we will be doing is looking to buy attractive tuck-in acquisitions that fit strategically with the product portfolios that we have that are either new brands or consolidation opportunities where we can consolidate our leadership position in the markets that we operate in.

But I don't -- you reference cabs and I don't anticipate you will see us venturing into businesses that are significantly different than what we're doing today just because the opportunity set in Consumer and Building Products is pretty substantial from our perspective.

Tim Adams^ And can I add on to that, Andy Yes. Yes. I think Andy hit it right on the head. We will be selective in the Steel Processing business unit going forward and disciplined in how we go about acquisitions, but we've got lots of runway related to electric vehicles to the transformer market, which Tempel is also involved in.

The grid needs to be modernized and grown to be able to handle all these EVs that are being forecasted in the future. So we think the future is pretty bright from an organic growth and strategic capital perspective.

John Tumazos^ Finally, could you just explain, we've gone 3 straight quarters without any share repurchases even though we ended February 28 with almost $5 a share in cash.

Andrew Rose^ Yes. I mean, John, as you know, historically, we have pursued what I refer to as a balanced capital allocation approach. We've been a dividend paying company where we've historically, at least over the last 10 or 12 years, paid out around 25% of our earnings. We have complemented shareholder-friendly activities with share repurchases.

We've leaned in heavier when we think -- when we thought it made more sense that the valuation was more attractive. And then we've balanced that with growth through CapEx and M&A. The reason we have not been buying stock in the last year has nothing to do with value. We actually believe there's a tremendous amount of value right now, and that's why we're pursuing the Worthington 24-spin transaction.

However, one of our priorities here is to make sure that when we do launch these two separate companies that they are very well capitalized to take advantage of the opportunities in front of them. And we believe the opportunities are immense for both businesses. So we want to start out with low leverage and lots of liquidity to sort of jump on those opportunities.

And so that's why we've been focused on building cash. I do think even though it's a little frustrating because we do think there's a lot of value in our stock right now, it's rewarding to see how much cash we actually have been able to generate during the past year. So -- it's been a good thing for us.

Operator^ We'll take our next question from Phil Gibbs at KeyBanc.

Philip Gibbs^ So on the FIFO, this is a swing, right? And so you're basically saying you're moving from a $25 million headwind to a $25-plus million tailwind. I just wanted to get that part straight. And then as it relates to steel having risen aggressively in the last several months, do you feel like there was any sort of pull forward you may have seen in the February quarter from that? And is there any potential margin challenges in the non steel processing businesses from the rise that we've seen?

Tim Adams^ Yes, Phil, this is Tim. A couple of things. One, based on what we know today and based on how fast fuel prices have risen, we had $27 million of estimated holding losses this quarter. So yes, we do plan to see that or we expect to see that flip to a positive this next quarter.

So yes, that's what we were trying to get across a little bit earlier. As far as pull ahead, we thought that would happen. We didn't see a lot of that so far because a lot of the steel price increases were related to spot prices and contract guys were staying with the contracts they had negotiated before. So we didn't really see a lot of pull ahead.

Joseph Hayek^ And then, Phil, to your question -- it's Joe. On Consumer and Building Products, those input costs we tried really hard to hedge a majority of those purchases. And so the decline in steel prices at the end of last year and then the rise the last several months, it shouldn't really have any kind of material negative impact on those prices. We hope that over time, we get to do better than we have been historically on those hedges.

Philip Gibbs^ And then as it relates to net working capital, I think this quarter was a nice positive for you tail end of the steel price declines, but what does net working capital look like for you all just from the source or use and the make order or as far as you can see?

Joseph Hayek^ There's a little bit of a lag, as you know, through the balance sheet, but the higher steel prices will take up some working capital. The offset to that, obviously, with Q4 and Q1 typically being seasonally stronger is we should see higher volumes running through the P&L.

Philip Gibbs^ And then lastly, anything from a high level that surprised you all- good or bad in the February quarter? I know you all had an outlook for improved earnings, but anything that surprised either way relative to what you were thinking a few months ago?

Andrew Rose^ Yes. Maybe just one comment. If you sort of take it month-to-month because of the inventories that have been depleted at our customers the latter half of 2022, the bottoming of steel prices, December was a little bit slow.

And we anticipated that January and February would pick up, but you never know for sure until it actually happens, but that's exactly the way this played out. And there is a debate going on around the impact of a lot of the noise in the financial markets around what that's going to mean for the economy.

And I think as of right now, we haven't seen a big impact on our business. It's kind of a return to normal seasonal patterns and -- with maybe some changes driven by the steel price volatility, right? When steel prices decline a lot, if you can, you hold off buying steel because you think it's going down.

When steel prices rapidly rise, people then would buy typically try and buy ahead where it made sense, but you heard Tim say we didn't see a ton of that, at least in the first couple of months of the calendar year. It will be interesting to see what happens with steel prices over the next quarter or 2. If you look at the futures curve, obviously, people anticipate that that's going to settle back down. So we'll see.

Operator^ (Operator Instructions) There are no further questions at this time. I would like to turn the conference back over to Andy Rose for any closing remarks.

Andrew Rose^ Great. Thanks for joining us today. We'll look forward to speaking to everyone in June. Have a great day.

Joseph Hayek^ Thanks, everybody.

Operator^ That does conclude today's conference. Thank you for your participation. You may now disconnect.